Exhibit 10(a)

UNS ENERGY CORPORATION
2015 SHARE UNIT PLAN Effective as of January 1, 2015
ARTICLE  1
PREAMBLE AND DEFINITIONS

1.1	Title
The Share Unit Plan herein, as amended or restated from time to time, shall be called the "2015 Share Unit Plan" and is referred to herein as the "Plan".

1.2	Purpose of the Plan
(a)    The purpose of the Plan is to (i) promote a greater alignment of interests between the senior management of the Company and the shareholders of Fortis, (ii) foster the growth and success of the business of the Company and Fortis in accordance with the vision of both the Company and Fortis, and (iii) ensure that management is focused on both the Company's and Fortis's business objectives.
(b)    The vision of both the Company and Fortis is to be a leader in the North American utility industry in which they operate. In all operations, the Company and Fortis will manage resources prudently and deliver quality service to maximize value for customers and shareholders. The Company is an important part of the business of Fortis and will play an important role in the achievement by Fortis of its vision.

1.3	Defined Terms
In the Plan, the following terms have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
"Applicable Law" means any applicable provision of law, domestic or foreign, including, without limitation, the Code, as the same may be amended, supplemented or replaced from time to time, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and any applicable rules or policies of any stock exchange;
"Board" means the Board of Directors of the Company;
"Business Day" means any day, other than a Saturday, Sunday or statutory or civic holiday in the State of Arizona;
"Change of Control" means the occurrence of any one or more of the following events:

(a)
the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or combination of persons acting jointly or in concert with each other, of Voting Securities representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Securities;

(b)
the sale or disposition by Fortis in a single transaction or a series of related transactions of more than 50% of the common shares of the Company to a person not an affiliate of Fortis at the time of such sale or disposition and who does not become an affiliate of Fortis as a result of such transaction or series of related transactions;

(c)
the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of (i) Fortis and/or any of its Subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of Fortis and its Subsidiaries on a consolidated basis or (ii) the

Exhibit 10(a)

Company which constitute all or substantially all of the assets, rights or properties of the Company, to any other person or entity, other than a disposition to Fortis or any wholly owned Subsidiary of Fortis;

(d)	a resolution is adopted to wind-up, dissolve or liquidate the Company or Fortis;

(e)
as a result of or in connection with: (i) a contested election of directors of the Fortis Board; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving Fortis or any of its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of Fortis for election to the Fortis Board shall not constitute a majority of the Fortis Board; or

(f)	the Fortis Board or the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.
"Change of Control Redemption Date" means the Trading Day that is immediately prior to the effective date of the consummation of the transaction(s) resulting in the Change of Control;
"Code" means the United States Internal Revenue Code of 1986, as amended;
"Committee" means the Company’s Human Resources and Governance Committee or other committee of Directors designated by the Board from time to time to administer the Plan and consisting of not less than three members of the Board, and where no such committee has been appointed, means the Board;
"Common Shares" means the common shares of Fortis;
"Company" means UNS Energy Corporation, a Subsidiary of Fortis, and any successor of the Company whether by amalgamation, merger or otherwise;
"Cumulative Net Income" (or "CNI") has the meaning ascribed thereto in Schedule A
"Director" means a director of the Company;
"Disability" means, with respect to a Participant, a physical or mental illness of the Participant resulting in the Participant's inability to perform his or her full-time duties with the Company, as determined by the Committee in its sole and absolute discretion;
"Employee" means an employee of the Company or a Subsidiary, and includes officers of the Company or a Subsidiary;
"Fortis" means Fortis Inc. and any successor corporation whether by amalgamation, merger or otherwise.
"Fortis Board" means the Board of Directors of Fortis;
"Grant Date" means the effective date of each grant of Units by the Committee to a Participant, which shall be January 1 of the calendar year of such grant;
"Involuntary Termination Without Just Cause" means the termination of a Participant’s employment other than for death, Disability, Retirement, voluntary resignation or Just Cause;
"Just Cause" means a determination by the Board, that any of the following has occurred: (a) the Participant’s willful failure to perform any of the Participant’s duties after one previous failure to perform for which the Company has given the Participant written notice describing the Participant’s failure and providing to the Participant an opportunity to cure such failure within thirty (30) days (or such longer period as may be specified by the Board) of such written notice; (b) the Participant’s material violation of

Exhibit 10(a)

Company policy; (c) any act of fraud or dishonesty resulting or intended to result in the Participant’s personal enrichment at the Company’s or any affiliate’s expense; (d) the Participant’s gross misconduct in the performance of the Participant’s duties that results in material economic harm to the Company or any affiliate; (e) the Participant’s conviction of, or plea of guilty or no contest (or its equivalent) to, a felony; or (f) the Participant’s material breach of the Participant’s employment agreement with the Company. For purposes of this definition, “affiliate” has the meaning ascribed to it in Treasury Regulation Section 1.409A-1(h)(3) (which generally requires 50 percent (50%) common ownership);
"Market Price" at any date in respect of the Common Shares means the volume weighted average trading price of the Common Shares determined by dividing the total value of the Common Shares traded on the TSX during the last five Trading Days immediately preceding such date by the total volume of the Common Shares traded on the TSX during such five Trading Days (or, if such Common Shares are not then listed and posted for trading on the TSX, on such stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Fortis Board). In the event that such Common Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Common Shares as determined by the Fortis Board in its sole discretion acting in good faith;
"Participant" means any Employee to whom a Unit has been granted in accordance with the terms set out herein;
"Payment Criteria" in respect of any Performance Share Unit, means the criteria set out in Schedule A and any additional criteria stipulated by the Committee pursuant to Section 4.6 in respect of such Unit;
"Payment Criteria Period", in respect of any Performance Share Unit, means the three year period commencing on the Grant Date and ending on December 31 of the second calendar year following the calendar year that includes the Grant Date;
"Payment Date" means (a) with respect to Performance Share Units, the third anniversary of the Grant Date, (b) with respect to Restricted Share Units, the earlier of: (i) the Vesting Date as determined in accordance with Section 4.5(c); and (ii) in the case of any Restricted Share Unit deemed redeemed by a Participant pursuant to Article 6 of the Plan, the applicable date on which such Restricted Share Unit is deemed to be a Vested Unit and redeemed by such Participant, (c) the date specified in Section 6.3(b) if it applies, or (d) where a Change of Control has occurred, the date that is immediately prior to the effective date of the consummation of the transaction(s) resulting in the Change of Control;
"Payout Amount" means, with respect to each Unit, the amount payable on the Payment Date, determined in accordance with Section 5.1;
"Payout Percentage", in respect of any Performance Share Unit, the percentage determined by the Committee in accordance with Section 5.1(a) and Schedule A and used in the calculation of the Payout Amount for a Payment Criteria Period in accordance with Section 5.1(a);
"Peer Group" means the group of North American regulated public utilities listed on Schedule B, as amended from time to time;
"Performance Share Unit" means a Unit with respect to which the Payout Amount is determined in accordance with Section 5.1(a);
"Person" includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;
"Restatement" has the meaning ascribed thereto in Section 8.1;

Exhibit 10(a)

"Restatement Period" means the financial periods of Fortis or the Company covered by a Restatement;
"Restatement Period Unit Compensation" has the meaning ascribed thereto in Section 8.1;
"Retirement" means the retirement of a Participant from employment with the Company in accordance with the Company's retirement policy or in the absence of such a policy, on or after the date on which the Participant is eligible for early or normal retirement under the defined benefit retirement plan in which the Participant participates;
"Restricted Share Unit" means a Unit with respect to which the Payout Amount is determined in accordance with Section 5.1(b);
"Separation from Service" means a termination of employment with the Company or a Subsidiary in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code;
"Service" means the period of employment of the Participant by the Company or any of its affiliates or their respective predecessors, including service with a body corporate acquired, directly or indirectly, by Fortis or any of its affiliates;
"Specified Employee" means a "specified employee" as determined by the Company in accordance with Section 409A of the Code;
"Subsidiary" means any body corporate which is a subsidiary of the Company. For purposes of the Plan, a body corporate shall be deemed to be a subsidiary of another body corporate if:

(a)	it is controlled by:

(i)	that other body corporate;

(ii)	that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate; or

(iii)	two or more bodies corporate each of which is controlled by that other body corporate; or

(b)	it is a subsidiary of a body corporate that is a subsidiary of that other body corporate;
"Termination Date" has the meaning ascribed thereto in Section 6.1;
"Trading Day" means any date on which the TSX is open for the trading of the Common Shares (or, if such Common Shares are not then listed and posted for trading on the TSX, on such stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Fortis Board);
"TSR" has the meaning ascribed thereto in Schedule A;
"TSX" means the Toronto Stock Exchange or any successor thereto;
"Unit" means a notional unit evidenced by an entry on the books of the Company, which represents the right of a Participant, subject to the provisions herein, to receive an amount equal to the Market Price of a Common Share on the applicable Payment Date. Units granted under the Plan shall consist of Performance Share Units and/or Restricted Share Units determined by the Committee in accordance with Section 4.1 hereof;

Exhibit 10(a)

"Unit Account" means the account maintained for a Participant on the books of the Company into which Units will be credited in accordance with Sections 4.1, 4.4, 4.9 or 4.10 hereof and debited in accordance with Article 5 and Article 6 hereof;
"Vested Unit" means a Restricted Share Unit which has vested in accordance with the terms and conditions of the Plan;
"Vesting Date" means the date on which a Restricted Share Unit vests in accordance with the terms and conditions of the Plan; and
"Voting Securities" means the Common Shares and any other shares entitled to vote for the election of directors of Fortis and shall include any security, whether or not issued by Fortis, which are not shares entitled to vote for the election of directors of Fortis but are convertible into or exchangeable for shares which are entitled to vote for the election of directors of Fortis including any options or rights to purchase such shares or securities.

1.4	Schedules
The following Schedules are attached to and form part of this Plan:

Schedule A	-	Payment Criteria
Schedule B	-	Peer Group
Schedule C	-	Payout Amount Sample Calculation
ARTICLE  2
INTERPRETATION

2.1	Governing Law
The Plan shall be interpreted and enforced in accordance with the laws of the State of Arizona and the United States of America, without regard to the conflicts of law principles thereof. The participation of a Participant in the Plan shall be construed as acceptance of the terms and conditions of the Plan by such Participant and as the Participant's agreement to be bound thereby.

2.2	Severability
If any provision of the Plan is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Plan shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

2.3	References
The division of this Plan into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan. Words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders.

2.4	Fractional Units
Fractional Units are permitted under the Plan.

2.5	Section 409A of the Code

Exhibit 10(a)

(a)    It is intended that each Unit granted under this Plan shall be exempt from or comply with the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, no Unit shall be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the Unit to fail to comply with Section 409A of the Code, or fail to satisfy the conditions of an applicable exemption from the requirements of Section 409A of the Code or otherwise would subject the Participant to additional tax imposed under Section 409A of the Code. Although the Company will use good faith efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan.
(b)    To the extent required to comply with Section 409A of the Code, references in this Plan to a termination or cessation of employment or like terms shall mean a Separation from Service.
(c)    Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s Separation from Service, the Participant is considered to be a Specified Employee, to the extent any Unit is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first Business Day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). For the avoidance of doubt, the provisions of this Section 2.5(c) shall not apply to any payment that becomes due on a Payment Date that occurs prior to the Participant’s Separation from Service, any payment that becomes due as a result of the Participant’s death, or any payment with respect to a Unit that qualifies for an exception to the requirements of Section 409A of the Code.
ARTICLE  3
ESTABLISHMENT OF THE PLAN

3.1	Establishment
The Company is establishing the Plan for Participants which shall be effective as of January 1, 2015.

3.2	No Additional Rights
Nothing herein contained shall be deemed to give any person the right to be retained as an Employee or to otherwise be retained in the service of the Company or any affiliate thereof. Units are not Common Shares and will not entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation, dissolution or winding-up of Fortis.
ARTICLE  4
UNIT GRANTS

4.1	Grant of Units
The Committee may at any time and from time to time grant Units in accordance with the terms and conditions hereof to persons designated to be Participants hereunder. Each Unit shall be granted to a Participant as a bonus in respect of services rendered by such Participant and shall be granted in the same calendar year that such services are rendered. For the avoidance of doubt, the Committee may grant Units in calendar year 2015 and

Exhibit 10(a)

later until such time as the Plan is terminated in accordance with Section 7.3. If the Committee grants Units pursuant to this Plan in any calendar year after 2015, it shall revise Schedule A accordingly.

4.2	Maximum Grant
The value of the Units granted to a Participant on the Grant Date shall be determined by the Committee.

4.3	Number of Units to be Granted
The number of Performance Share Units or Restricted Share Units to be granted to a Participant on the Grant Date shall be determined by first multiplying (a) the value of the Performance Share Units or Restricted Share Units granted to such Participant as determined by the Committee in accordance with Section 4.2, which is expressed in U.S. dollars by (b) the exchange rate as determined in accordance with Section 9.2 and then dividing the product by (c) the Market Price of the Common Shares on the Grant Date.

4.4	Discretionary Grants in Special Circumstances
The Committee may determine from time to time that special circumstances exist that would reasonably justify the grant of Units to a Participant as compensation in addition to any annual grant of Units which the Participant may otherwise receive in accordance with Sections 4.2 and 4.3. Upon making such a determination, the Committee may grant Units to such a Participant provided that the Units comply in all other respects with the terms and conditions of the Plan, including, without limitation, those terms relating to the grant, redemption, payment and expiry of Units. Except as provided for in this Section 4.4 and Sections 4.9 and 4.10 hereof, no further Units shall be issued under the Plan other than by way of annual grant by the Committee.

4.5	Expiry Date; Vesting Date
(a)    Subject to Section 5.3 and Article 6, Performance Share Units shall expire at the end of the third calendar year following the Grant Date (including the calendar year that includes the Grant Date). Each Unit shall terminate and be cancelled on such expiry date.
(b)    For Restricted Share Units, the Committee shall designate, at the time of grant of any Restricted Share Units, an expiry date for such Restricted Share Units, but in no event shall the expiry date be later than the end of the third calendar year following the calendar year in which such Restricted Share Units were granted. Unless otherwise determined by the Committee at the time of grant to be earlier, the expiry date for a Restricted Share Unit shall be the last day of the third calendar year following the calendar year in which such Restricted Share Unit was granted. The grant of a Restricted Share Unit shall be effective as of the Grant Date and, except as otherwise set forth herein, the Restricted Share Unit shall terminate and be cancelled on the expiry date. For purposes of this Section 4.5(b), “expiry date” means the date designated by the Committee on which the Restricted Share Units will be terminated and cancelled in accordance with the Plan.
(c)    For Restricted Share Units, the Committee shall designate, at the time of grant of Restricted Share Units, the date or dates on which all or a portion of the Restricted Share Units shall become Vested Units subject to any terms or conditions determined under Section 4.6. Unless otherwise determined by the Committee to be earlier, and subject to Article 6 the Vesting Date shall be the third anniversary of the Grant Date in respect of any grant of Restricted Share Units. The Committee may, subsequent to the Grant Date, but prior to the Vesting Date designated at the time of grant, designate an earlier date for vesting of all or any portion of Restricted Share Units then outstanding and granted to a Participant under the Plan, in which event such unvested Restricted Share Units shall be deemed to be Vested Units on such earlier date.

4.6	Additional Conditions and Waivers

Exhibit 10(a)

Subject to the terms and conditions of the Plan, the Committee may determine the terms and conditions of any Units in addition to those set forth herein at the time of grant or from time to time following the Grant Date, including any additional conditions with respect to the payment or vesting of Units, which do not conflict with the Plan. The Committee may, subsequent to the Grant Date, waive any such term or condition or determine that it has been satisfied.

4.7	No Certificates
No certificates shall be issued with respect to Units. All Units granted hereunder shall be reflected in the Unit Account of the Participant.

4.8	Redemption of Performance Share Units
Subject to the provisions of the Plan and Schedule A, a Unit shall be redeemed as of its Payment Date.

4.9	Adjustments and Reorganizations
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Fortis's assets to the shareholders, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to the number of Units outstanding under the Plan. In the event Fortis or the Company is not the surviving entity in a merger, consolidation or amalgamation with another entity or in the event of a liquidation, reorganization and in the absence of any surviving entity's assumption of outstanding awards made under the Plan, the Committee may provide for appropriate settlements of Units.

4.10	Dividend Equivalents
Each Participant's Unit Account shall be credited with additional Units equal to the "dividend equivalent" when a cash dividend is paid on Common Shares. Such "dividend equivalent" shall be equal to a fraction where the numerator is the product of (a) the number of Units in such Participant's Unit Account on the date that dividends are paid multiplied by (b) the dividend paid per Common Share and the denominator of which is the Market Price of one Common Share calculated on the date that dividends are paid, and additional Units equal to such "dividend equivalent" shall be credited to the Participant's Unit Account. Any additional Units credited to a Participant's Unit Account as a "dividend equivalent" shall have a Payment Date or Vesting Date, as applicable, which is the same as the Payment Date or Vesting Date, as applicable, for the Units in respect of which such additional Units are credited.
ARTICLE  5
PAYMENT

5.1	Calculation of Payout Amount
(a)    For Performance Share Units, subject to the discretion of the Committee as described in Section 7.1, upon the completion of a Payment Criteria Period the Committee shall, as soon as reasonably practicable make an assessment of the Payment Criteria in accordance with Schedule A for the purpose of determining the Payout Percentage and Payout Amount for the Performance Share Units for the relevant Payment Criteria Period. The Payout Amount for each Participant shall be equal to the following:
A x B x C where:

Exhibit 10(a)

A is that aggregate number of Performance Share Units in the Participant's Unit Account on the Payment Date determined by adding: (i) the Performance Share Units granted pursuant to Sections 4.2 and 4.3 on the Grant Date at the commencement of the relevant Payment Criteria Period; (ii) the Performance Share Units (if any) granted on a discretionary basis pursuant to Section 4.4 in respect of the relevant Payment Criteria Period; (iii) the Performance Share Units granted as "dividend equivalents" pursuant to Section 4.10 in respect of the Units described in this paragraph; and (iv) the Performance Share Units (if any) granted in connection with an adjustment or reorganization pursuant to Section 4.9 in respect of any of the Performance Share Units described in this paragraph;
B is the Payout Percentage; and
C is the Market Price of the Common Shares on the Payment Date.
(a)    For Restricted Share Units, upon the Payment Date, the Committee shall determine the applicable Payout Amount for each Participant, which shall be equal to the following:
A x C where:
A is that aggregate number of Vested Units in the Participant's Unit Account allocated to the Payment Date, determined by adding: (i) the Vested Units granted pursuant to Section 4.2 and 4.3 on the Grant Date that is three years prior to the Payment Date; (ii) the Vested Units (if any) granted on a discretionary basis pursuant to Section 4.4 in respect of the relevant Vesting Date; (iii) the Vested Units (if any) granted as a "dividend equivalents" pursuant to Section 4.10 in respect of the Restricted Share Units described in this paragraph; and (iv) the Vested Units (if any) granted in connection with an adjustment or reorganization pursuant to Section 4.9 in respect of any of the Restricted Share Units described in this paragraph; and
C is the Market Price of the Common Shares on the Payment Date.

5.2	Payment of Payout Amount
(d)    For Performance Share Units, upon the Committee calculating the Payout Amount in respect of each Participant in accordance with Section 5.1(a), as soon as practicable and, in any event, prior to March 15 of the year in which the Payment Date occurs, the Company shall, subject to Article 6 hereof, pay to the Participant a lump sum cash payment equal to the Participant's Payout Amount, net of any applicable taxes and other amounts required to be withheld in accordance with Section 7.5.
(e)    Each Restricted Share Unit shall give the Participant the right to receive, with respect to each such Restricted Share Unit which becomes a Vested Unit pursuant to the provisions of the Plan, an amount equal to the Payout Amount. For Restricted Share Units, subject to Sections 2.5 and 7.5 and Article 6, the Participant shall be entitled to receive, and the Company shall pay to the Participant, within thirty (30) business days of the applicable Payment Date, cash in an amount equal to the Payout Amount determined as of such Payment Date of the Vested Unit. Upon the Company having paid the Payout Amount payable in respect of a Vested Unit, such Vested Unit in the Participant's Restricted Share Unit Account shall be terminated and cancelled.

5.3	Reduction of Unit Account
Immediately after the payment contemplated in Section 5.2, the number of Units outstanding in the Participant's Unit Account shall be reduced by (a) the number of Units so paid out and (b) the number of Performance Share Units cancelled as a result of the failure, in full or in part, to satisfy the Payment Criteria by the Payment Date.

Exhibit 10(a)

ARTICLE 6
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

6.1	Termination for Just Cause or by Voluntary Resignation
Notwithstanding anything else contained herein, on the date (the "Termination Date") that a Participant ceases to be an Employee prior to a Payment Date by virtue of being terminated for Just Cause or voluntary resignation, all Units in such Participant's Unit Account shall be cancelled and the number of Units in such account shall be deemed to be zero. Following the Termination Date such Participant shall have no rights with respect to such cancelled Units or to any further benefits under the Plan, save and except for any Payout Amount due and payable in respect of Units for which the Payment Date occurred prior to the Termination Date.

6.2	Death, Disability or Retirement
If a Participant ceases to be employed by the Company and its Subsidiaries prior to a Payment Date as a result of death, Disability or Retirement:

(a)
(i) the Performance Share Units of such Participant will, subject to Section 6.2(b), remain outstanding until paid or cancelled in accordance with Article 5 or Section 6.4, as applicable; and (ii) notwithstanding Section 4.5(c) but subject to Section 6.2(b), the Restricted Share Units of such Participant shall become Vested Units and shall be redeemed on the date of the death or Retirement of the Participant or on the date on which the Participant’s employment is terminated by the Company as a result of Disability of the Participant; any payments will be made at the times specified in Section 5.2;

(b)	the amount payable in respect of such Units:

(i)
where the Participant has been in the Service of the Company for less than 15 years, shall be prorated to reflect the actual period between the Grant Date and the date the Participant ceased to be employed as a result of death, Disability or Retirement, as the case may be, and will be paid in accordance with Article 5 or Section 6.4, as applicable; and

(ii)
where the Participant has been in the Service of the Company for 15 years or more, and in the case of Retirement, has provided the Company with at least six months prior written notice of such Retirement, shall be determined as if the Participant continued to be an Employee on the Payout Date of each Unit in such Participant's Unit Account and will be paid in accordance with Article 5 or Section 6.4, as applicable, subject to the discretion of the Committee to determine that special circumstances exist that reasonably justify an adjustment to the amount which would otherwise be paid to a Participant pursuant to this Section 6.2(b); and

(c)
in the case of the death of a Participant, the Participant's designated beneficiary or estate will be entitled to receive payment, if any, in respect of the Units of the Participant in accordance with paragraph (b) above at the time specified in Section 5.2.

6.3	Involuntary Termination
(d)    Except as otherwise provided in Section 6.3(b), if a Participant ceases to be employed by the Company as a result of involuntary termination other than (i) death, Disability or Retirement, or (ii) as a result of

Exhibit 10(a)

termination for Just Cause or voluntary resignation, all Units shall be terminated and cancelled and deemed to have zero value as of the effective date of termination.
(e)    If a Participant ceases to be employed by the Company on or before August 14, 2016 in a “qualifying termination”(as defined below):

(i)
the amount payable with respect to all of the Performance Share Units will be paid as soon as practicable following the Participant’s termination and in any event prior to March 15 of the year following the year in which the Participant’s employment is terminated. The Payout Amount will be determined in accordance with Section 5.1(a). For purposes of calculating the Payout Amount of the Performance Share Units, the Payout Percentage shall be 100% if less than 50% of the Payment Criteria Period has elapsed. If 50% or more of the Payment Criteria Period has elapsed as of such termination, the Payout Percentage shall be based upon actual performance to date, projected to the last day of the Payment Criteria Period; and

(ii)
all Restricted Share Units shall become vested and shall be redeemed on the date of the qualifying termination of the Participant and shall be paid in accordance with Section 5.2(b). The amount payable with respect to such Restricted Share Units shall be determined as if the Participant continued to be an Employee on the Payment Date of each Restricted Share Unit without any proration for the earlier termination of employment.

For purposes of this Section 6.3(b), the term “qualifying termination” means either an Involuntary Termination Without Just Cause or a termination by the Participant for “good reason” (as “good reason” is defined in any agreement between the Participant and the Company or the applicable Subsidiary) if the Participant is entitled to terminate his or her employment for “good reason” pursuant to any such agreement.

6.4	Change of Control
(a)    Upon the occurrence of a Change of Control, all outstanding Units shall become redeemable on the Change of Control Redemption Date and all unvested Restricted Share Units shall be deemed to be Vested Units on the Change of Control Redemption Date. The Market Price of Restricted Share Units redeemed pursuant to this Section 6.4 shall be calculated as of the Change of Control Redemption Date. The Payout Amount for all Performance Share Units redeemed pursuant to this Section 6.4(a) shall be determined in accordance with Section 5 and Schedule A, except that:

(i)	the Market Price shall be calculated as of the Change of Control Redemption Date;

(ii)	the Payout Percentage in respect of Cumulative Net Income shall be deemed to be 100%; and

(iii)	the Payout Percentage in respect of TSR shall be deemed to be the greater of (A) 100% or (B) the Payout Percentage calculated as of the Change of Control Redemption Date.
(b)    Subject to Section 7.5, the Company shall pay the Payout Amount payable in respect of all outstanding Units pursuant to Section 6.4(a) as soon as practicable upon the consummation of the transaction(s) resulting in the Change of Control, but in any event not later than 10 Business Days following the consummation of the transaction(s) resulting in the Change of Control.
(c)    Notwithstanding the foregoing provisions of this Section 6.4, but only to the extent required to comply with Section 409A of the Code, the Payout Amount payable in respect of a Unit shall become payable under Section 6.4(b) only if the transaction(s) resulting in the Change of Control constitute a "change in the ownership", a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of Fortis (or of

Exhibit 10(a)

the Company, as provided in Section 9.4 hereof), determined in accordance with Section 409A of the Code. Any Payout Amount not paid upon a Change of Control as a result of this Section 6.4(c) shall be payable at the time such Payout Amount would otherwise be payable under this Plan, disregarding the occurrence of the Change of Control.
ARTICLE 7
ADMINISTRATION

7.1	Administration
(d)    The Plan shall be administered by the Committee. Among other things, the Committee shall have full and complete authority to interpret the Plan, establish, amend and rescind any Schedules to the Plan and rules and regulations relating to the Plan, and make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decisions of the Committee relating to the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned and their beneficiaries, legal representatives and successors, as applicable, and the shareholder or shareholders of Fortis.
(e)    In exercising its authority under Section 7.1(a), the Committee shall from time to time ensure it is informed as to the terms and conditions of any similar plans of Fortis and Fortis’s other subsidiaries in order that it may consider such terms in exercising its authority under Section 7.1(a).

7.2	Unfunded Obligation
Unless otherwise determined by the Committee, the Plan will be an unfunded obligation of the Company and the Company's obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other person shall have any right to any specific assets of the Company. The Company shall not segregate any assets for the purpose of funding its obligations with respect to the Units granted hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Company under the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property or assets of the Company. To the extent any individual holds rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

7.3	Amendment, Suspension and Termination
The Plan may be amended, suspended or terminated at any time by the Board, in whole or in part, except as to rights already accrued hereunder by the Participants unless such Participant consents to any such change in writing. If the Plan is terminated, prior awards shall, at the discretion of the Committee, either (a) subject to Section 2.5, become immediately payable in accordance with Article 5 or Section 6.4, as applicable, or (b) remain outstanding and in effect in accordance with their applicable terms and conditions.

7.4	Cost of Administration
The Company will be responsible for all costs relating to the administration of the Plan.

7.5	Withholding Taxes
The Company shall withhold from any payment to or for the benefit of a Participant any amount required to comply with Applicable Law relating to the withholding of tax or the making of any other source deductions, including on the amount, if any, included in income of a Participant and may adopt and apply such rules and regulations as in its opinion will ensure that the Company will be able to so comply. To the extent that the

Exhibit 10(a)

Company is required under Applicable Law to withhold tax at any time other than upon payment of Units pursuant to this Plan (for example, if payment is deferred pursuant to Section 7.6 hereof), then the Company shall have the right in its sole discretion to (a) require the Participant to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant.

7.6	Deferral
Notwithstanding anything contained herein to the contrary, Participants may elect to defer receipt of payment of the Units if and to the extent permitted under the terms and conditions of the UNS Energy Corporation Management and Directors Deferred Compensation Plan II (or any successor plan).
ARTICLE 8
CLAWBACK

8.1	Clawback of Payout Amounts and Units
(f)    In the event of a material restatement of financial results of Fortis or the Company caused by the fraud or intentional misconduct of an Employee (a "Restatement"), the Committee will review in respect of the Restatement Period: (i) all Payout Amounts paid or which accrued in full or in part to Participants during such period; (ii) all Payout Amounts as yet unpaid but determined by the Committee to be payable to such Participants in respect of such period; and (iii) in the case of outstanding Units, the number of Units granted to such Participants during the Restatement Period (collectively, the "Restatement Period Unit Compensation").
(g)    To the extent permitted by Applicable Law, the Committee may seek to recoup Payout Amounts paid or adjust Payout Amounts determined to be payable and to reduce the number of Units outstanding which comprise part of the Restatement Period Unit Compensation for all Participants (taking into account all factors considered relevant by the Committee in its sole discretion), if and to the extent that (i) the amount (or granting) of Restatement Period Unit Compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a Restatement, and (ii) the amount (or granting) of Restatement Period Unit Compensation that would have been paid (or granted) to the Participant had the financial results been properly reported would have been lower than the amount actually paid (or granted).
ARTICLE 9
MISCELLANEOUS

9.1	No Assignment
A Unit is personal to the Participant and is non-assignable. No Unit granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Participant, whether voluntarily or by operation of law, otherwise than by testate succession or the laws of descent and distribution, and any attempt to do so will cause such Unit to be null and void. During the lifetime of the Participant, a Unit shall be redeemable only by the Participant and, upon the death of a Participant, the person to whom the rights shall have passed by testate succession or by the laws of descent and distribution may redeem any Units in accordance with the terms hereof.

9.2	Currency
(a)    The value of the Units as determined in Section 4.3 shall be calculated in U.S. dollars, which then shall be converted to Canadian dollars using the exchange rate published in the Wall Street Journal on the Business Day prior to the Grant Date.

Exhibit 10(a)

(b)    The Payout Amounts shall be calculated in Canadian dollars, which then shall be converted to U.S. dollars using the exchange rate set forth in Section 9.2(a).
(c)    In the event that the Wall Street Journal is no longer publishing an exchange rate on the applicable Business Day, the exchange rate used shall be a generally available published exchange rate chosen by the Human Resources Committee of the Fortis Board.

9.3	Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

9.4	Termination
In the event of a Change of Control, the Company shall pay all outstanding amounts in accordance with Sections 6.4(b) of the Plan and the Plan will terminate as of the effective date of such Change of Control.
IN WITNESS WHEREOF, the Company caused this Plan to be executed by its duly authorized officer as of February __, 2015.

UNS ENERGY CORPORATION
By:___________________________________
Its:___________________________________

Exhibit 10(a)

SCHEDULE A
PAYMENT CRITERIA
Payment Criteria Applicable to Corporate Executives
Subject to any additional Payment Criteria imposed by the Committee in respect of a grant pursuant to Section 4.6, Payment Criteria means the following:

(a)	Fortis's Shareholder Return ("TSR") for the Payment Criteria Period will be compared to the Peer Group TSR for the same period. This metric will be used to determine 50% of the Payment Criteria;

(b)
The Company's Cumulative Net Income (determined in accordance with GAAP), for the Payment Criteria Period, will be compared to the target cumulative net income of the Company (the "Target Cumulative Net Income") established by the Committee based on an assessment of external and management forecasts for the same period. This metric will be used to determine 50% of the Payment Criteria; and

(c)
The Committee may, in its discretion, take into account the impact of extraordinary items during the Payment Criteria Period in determining the Company’s Cumulative Net Income in respect of such period.

The mechanics for determining performance and payout related to the Payment Criteria in paragraphs (a) and (b) above are as follows:

(a)	TSR:
At the end of the Payment Criteria Period, Fortis’s TSR is calculated and compared to the Peer Group TSR. The Payout Percentage related to Fortis’s TSR will be determined in accordance with the following table:

Fortis Inc. Percentile Performance as Compared to Peer Group TSR	TSR Payout Percentage
P75+	150
P50	100
P30	50
Less than P30	0
If the Fortis’s performance is between the 30th and 75th percentile of Peer Group TSR (inclusive of the 30th and 75th percentiles), the appropriate percentage is determined using linear interpolation.

(b)	Cumulative Net Income:
At the end of the Payment Criteria Period, the Cumulative Net Income is calculated and compared to the Target Cumulative Net Income to determine the Payout Percentage. The minimum payout threshold is established at 85% of the Target Cumulative Net Income and the maximum payout threshold is established at 115% of the Target Cumulative Net Income. If performance is within this band, the appropriate percentage is determined and used to calculate the percentage of Units payable in respect of the Cumulative Net Income metric (such percentage being between 50% and 150%) calculated using linear interpolation. The threshold payout of 50% occurs if the Cumulative Net Income is 85% of the Target Cumulative Net Income and no payout occurs if the Cumulative Net Income is less than 85% of the Target Cumulative Net Income. The maximum payout of 150% for the Cumulative Net Income metric is awarded when the Cumulative Net Income is 115% or more of the Target Cumulative Net Income.
The payout on these two objectives is also influenced by the credit rating of Fortis. Unless the Committee determines that the circumstances warrant otherwise, no payment in respect of a Unit grant will be payable if Fortis' corporate long-term credit rating is below that of the median corporate long-term credit rating for the Peer Group as of the final Business Day of the Payment Criteria Period. As of the date hereof, Fortis’ long-term credit rating is A- as compared to the Peer Group median of BBB+ (in each case as designated by Standard & Poor's).

Exhibit 10(a)

SCHEDULE B PEER GROUP

Company Name	Ticker	Electric Customers December 2013	Natural Gas Distribution Customers December 2013	Market Capitalization January 6, 2015 (C$M)	Total Assets Sept 30, 2014 (C$000)	Total Revenue 2013 (C$000)
CenterPoint Energy Inc.	CNP	2,244,289	3,338,066	11,554.6	24,647,459	8,614,886
CMS Energy Corp.	CMS	1,793,000	1,724,000	11,624.1	20,548,120	6,798,352
Ameren Corp.	AEE	2,400,000	894,000	13,054.5	24,455,180	6,086,369
SCANA Corp.	SCG	678,268	837,728	10,423.0	17,742,191	4,762,349
Canadian Utilities Ltd.	CU	248,097	1,118,566	10,721.4	16,574,000	3,407,000
NiSource Inc.	NI	459,469	3,368,795	15,790.9	26,505,521	5,909,146
Pinnacle West Capital Corp.	PNW	1,153,166	0	9,172.7	15,628,631	3,587,643
Alliant Energy	LNT	992,379	417,821	8,760.2	12,960,933	3,442,657
Wisconsin Energy Corp.	WEC	1,128,300	1,079,800	14,268.6	16,460,966	4,795,630
AGL Resources	GAS	0	4,479,000	7,635.0	15,598,059	4,364,628
OGE Energy Corp.	OGE	790,021	0	8,264.7	10,578,352	3,099,339
UGI Corp.	UGI	62,000	600,000	7,487.1	11,282,965	9,000,246
DTE Energy Co.	DTE	2,100,000	1,200,000	18,279.0	29,485,730	10,170,738
Westar Energy Inc.	WR	693,000	0	6,421.4	11,261,349	2,489,692
Atmos Energy Corp.	ATO	0	3,115,069	6,617.1	9,608,020	5,343,527
Great Plains Energy	GXP	830,800	0	5,242.4	11,374,297	2,539,336
TECO Energy Inc.	TE	698,826	347,932	5,727.5	9,673,859	2,948,082
Emera Inc.	EMA	835,287	0	5,669.9	9,407,000	2,337,500
MDU Resources Group Inc.	MDU	134,634	876,972	5,476.3	8,690,660	4,604,745
Northeast Utilities	NU	3,103,642	495,267	20,322.3	31,281,400	7,553,711
New Jersey Resources Corp.	NJR	0	504,240	3,033.0	3,531,227	4,073,489
Xcel Energy Inc.	XEL	3,457,400	1,937,815	21,724.0	39,532,791	11,379,350
Public Svc Enterprise Group	PEG	2,200,000	1,800,000	24,951.4	38,172,931	10,501,485
PPL Corp.	PPL	2,340,010	321,000	28,145.1	53,870,483	12,275,775
Sempra Energy	SRE	1,408,404	6,706,046	32,357.4	43,577,978	11,216,559

Minimum		62,000	0	3,033.0	3,531,227	2,337,500
Median		1,060,340	885,486	10,423.0	16,460,966	4,795,630
Average		1,352,318	1,465,088	12,508.9	20,498,005	6,052,089
Maximum		3,457,400	6,706,046	32,357.4	53,870,483	12,275,775
Fortis Inc.	FTS	1,420,000	1,033,000	10,817.7	26,740,000	4,069,000

Exhibit 10(a)

SCHEDULE C
PAYOUT AMOUNT SAMPLE CALCULATIONS
Payment Criteria Applicable to Participants
Payout Amount = Payout % x # Units with relevant Grant Date x Market Price

Payout % =	[	50% x	(	TSR Payout %	)	]	+	[	50% x	(	CNI Payout %	)	]
				(A)							(B)
Payout % = (50% x (A)) + (50% x (B))
Constraints:

•	Subject to the discretion described in Schedule A, payout % may be zero if Fortis' credit rating is below median credit rating for the Peer Group.